Exhibit 10.45

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of the date of the last signature (the “Effective Date”), is entered into by and between Bayer Aktiengesellschaft having a place of business at [***] (“Bayer”) and Pulmovant, Inc., having a place of business at [***] (“Licensee”).  Bayer and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS:

A.          Bayer owns or Controls from its Affiliate Bayer Pharma AG certain patent rights, know-how and other intellectual property relating to the Licensed Compound and the Licensed Products (as hereinafter defined);

B.           Licensee is a wholly-owned subsidiary of Roivant Sciences Ltd. which is experienced in the discovery, development, and commercialization of pharmaceutical products.

C.          Licensee desires to obtain from Bayer, and Bayer desires to grant to Licensee, an exclusive license to Exploit the Licensed Compound and the Licensed Products in the Field in the Territory, on the terms and subject to the conditions set forth in this Agreement, and the Parties will cooperate as described herein with the shared objective that the Licensed Compounds and the Licensed Products are Exploited by Licensee as set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

1.1          “Accounting Standards” means [***].

1.2         “Affiliate” means any business entity controlled by, controlling, or under common control with a Party hereto.  For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it (i) owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise.

1.3          “Annual” or “Annually” means a period of twelve (12) consecutive months ending on March 31 or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.4          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in (i) Berlin, Germany, or (ii) Leverkusen, Germany, or (iii) New York, New York.

1.5          “Change of Control” means , with respect to a Party, [***].

1.6        “Combination Licensed Product” means a Licensed Product for use in the Field sold in a single stock keeping unit (SKU) for a single selling price, containing or incorporating a Licensed Compound in combination with one or more other therapeutic active pharmaceutical ingredients, but, in any event, excluding devices, drug delivery vehicles, adjuvants, solubilizers and excipients.  A Combination Licensed Product is deemed included within Licensed Product when that defined term is used herein.

1.7         “Commercially Reasonable Efforts” means, with respect to an obligation under this Agreement applicable to a Licensed Product, such level of efforts, budget and resources as [***].  Notwithstanding the foregoing, Licensee’s Commercially Reasonable Efforts shall be determined on a country-by-country and Indication-by-Indication basis for each Licensed Compound or Licensed Product, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country or Indication shall change over time, reflecting changes in the status of such Licensed Compound or Licensed Product, as applicable, and the country or Indication involved.

1.8       “Commercialization” and “Commercialize” means all activities undertaken before or after Marketing Authorization relating to use for commercial purposes, promotion, marketing, medical support, distribution (including transporting, customs clearance, warehousing, invoicing, handling, and delivering products to customers), sale, offer for sale, sampling, export for use, sale and distribution, and import for use, sale and distribution of a pharmaceutical product, including sales force efforts, detailing, advertising, market research, market access (including price setting and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies (including symposia), sales force training, sales (including receiving, accepting, and filling product orders), and all regulatory affairs related to any of the foregoing.  For clarity, Commercialization shall include any commercial activities conducted in preparation for the launch of a Licensed Product but shall not include Development and Manufacturing.

1.9          “Competing Product” means any [***].

1.10        “Confidentiality Agreement” means that certain Confidentiality Agreement between Bayer Healthcare Pharmaceuticals, Inc.  and Roivant Sciences, Inc., dated [***].

1.11        “Control” or “Controlled” means, with respect to Know-How, Patent Rights or Confidential Information, the possession of the legal authority or right to grant a license or sublicense under such Know-How or Patent Rights or to disclose or grant access to or a right to use or reference such Confidential Information on the terms and conditions set forth in this Agreement without violating the rights of or the terms of any agreement with any Third Party at the time a Party would first be required as agreed hereunder to grant such license, sublicense, access or right to use or reference or make such disclosure.

1.12        [***]

1.13        [***]

1.14        “Cover” or “Covering” means, with respect to a Patent Right, a Licensed Compound or Licensed Product or its Exploitation that, but for a license or sublicense under a particular Valid Claim of such Patent Right granted under this Agreement, the making, using, offering for sale, selling or importing of such Licensed Compound or Licensed Product would infringe such Valid Claim or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue without change and become a Valid Claim.

1.15      “Development” and “Develop” means to engage in research and development activities (including nonclinical studies, preclinical studies, clinical trials, CMC development and all regulatory activities necessary to securing and maintaining the Marketing Authorization for a Licensed Product).

1.16        “EMA” means the European Medicines Agency, or any successor agency thereto.

1.17        “Executive Sponsors” shall mean (a) with respect to Bayer, [***] and (b) with respect to Licensee, [***] in each case (a) and (b), or such other person designated by one Party to the other Party in writing from time to time.

1.18        “Exploit” or “Exploitation” means to use, Develop, have Developed, Commercialize, have Commercialized, Manufacture and have Manufactured.

1.19        “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.20        “FDA” means the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency thereto.

1.21        “Field” means the prevention, treatment, mitigation, cure and/or diagnosis of any disease in humans and/or in animals.

1.22       “First Commercial Sale” means the first invoiced sale of a Licensed Product by a Licensee Party in any country after grant of a Marketing Authorization, provided that where such a first commercial sale has occurred in a country for which Pricing Approval is necessary, then such sale shall not be deemed a First Commercial Sale until such Pricing Approval has been obtained in such country.  For the avoidance of doubt, supply of a Licensed Product as samples or to patients for treatment IND sales, compassionate use, named patient use, clinical trials or other similar purposes shall not be considered a First Commercial Sale.

1.23       “GCP” means regulations and published guidelines related to current good clinical practices that relate to the conduct of clinical studies in humans including the regulations set forth in 21 CFR 50, 54, 56, 312 and 314 promulgated by the FDA, the ICH Harmonized Tripartite Guideline for Good Clinical Practice and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.24       “Generic Product” means, with respect to a Licensed Product being sold in any country, a product that (a) contains the same active pharmaceutical ingredient as such Licensed Product, (b) has received Marketing Authorization from the Regulatory Authority in such country by reference to a Licensee Party’s Marketing Authorization for such Licensed Product in such country based on a demonstration of bio-equivalence to such Licensed Product, and (c) is sold in such country by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included Licensee or any of its Affiliates or Sublicensees.

1.25        “GLP” means regulations and published guidelines related to current good laboratory practices that relate to the processes and conditions under which laboratory studies are planned, performed, recorded and reported for the non-clinical testing of chemicals for the protection of man, animals and environment, including the regulations set forth in 21 CFR 58 promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.26       “GMP” means regulations and published guidelines related to current good manufacturing practices that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug or biologic drug substances and finished drugs or biologics including the regulations set forth in 21 CFR 210 and 211 promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.27       “IND” means a filing with a Regulatory Authority that must be made prior to commencing clinical testing in humans including, in the United States, an Investigational New Drug application (as defined in the FD&C Act and the regulations promulgated thereunder (21 CFR 312.1 et seq)), in the European Union, a Clinical Trial Application (CTA), or in any other jurisdiction, a comparable filing and, in each case, any amendments and supplements thereto.

1.28       “Indication” means any separately defined and distinct class of a human disease, syndrome, aesthetic or medical condition which a Licensed Product is intended to treat or prevent, which use is the subject of a separate clinical trial filing and/or a separate Marketing Authorization process resulting in the addition of such Indication in the product label for such Licensed Product, but excluding different lines of treatment or patient populations (e.g., pediatric) for the same disease, syndrome, aesthetic or medical condition.  For clarity and by way of example, [***]; provided, however, that, subpopulations or patients with a primary disease or condition, however stratified (including stratification by stages of progression, particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, family history, clinical history, genotype, phenotype, or other stratification) shall not be deemed to be separate “Indications”.

1.29        “Know-How” means all commercial, technical, scientific, regulatory and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, and whether or not patentable, including inventions (whether patentable or not), invention disclosures, discoveries, trade secrets, know-how, technology, methods, plans, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, concepts, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), and manufacturing documentation, in all cases whether in written, electronic or any other tangible or non-tangible form, including information related to materials, samples, assays, compounds, compositions, formulas or formulations.  [***].

1.30        “Laws” means all applicable laws (including anti-corruption laws), statutes, rules, regulations (including cGCP, cGLP and cGMP), orders, judgments and/or ordinances of any Regulatory Authority, governmental authority or court or any subpoena of a competent court having effect from time to time in the Territory, as well as any security exchange rules.

1.31        “Licensed Compounds” means [***].

1.32        “Licensed Know-How” means any Know-How owned or Controlled by Bayer or any of its Affiliates [***].

1.33        “Licensed Patent Rights” means the Patent Rights [***].

1.34        “Licensed Patent Rights A” means any and all of the Licensed Patent Rights [***].

1.35        “Licensed Patent Rights B” means any and all of the Licensed Patent Rights [***].

1.36        “Licensed Product” means any product that contains or comprises a Licensed Compound.

1.37        “Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

1.38        “Licensee Party” means Licensee, its Sublicensees and any of Licensee’s or its Sublicensee’s Affiliates.

1.39        “Major Market” means [***].

1.40        “Manufacture” and “Manufacturing” means all activities related to the making (and having made), manufacture, synthesis, production, processing, purifying, formulating, filling, finishing, packaging, labeling, inspection, receiving, holding, storage, and shipping of a product.

1.41       “Marketing Authorization” means any approval, license, registration, permit or authorization required from the relevant Regulatory Authority of a country or jurisdiction to market, import and sell the Licensed Product in such country or jurisdiction: for the avoidance of doubt, Marketing Authorization does not include any Pricing Approval.

1.42       “NDA” means, with respect to a Licensed Product, a filing serving to apply for Marketing Authorization including, in the United States, a New Drug Application (as defined in the FD&C Act and the regulations promulgated thereunder (21 CFR 314)), in the European Union, a Marketing Authorization Application (MAA), or, in any other jurisdiction, a comparable filing, and, in each case, any amendments and supplements thereto.

1.43        “Net Sales” means [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

[***]

[***]

[***]

[***]

1.44        “Patent Rights” mean:

(a)
all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings, patent applications, utility models, design patents and design rights filed in any country of the world including provisional patent applications;

(b)
all patents, patent applications, utility models, design patents and design rights filed either from such patents, patent applications, utility models, design patents, design rights or provisional patent applications or claiming priority from any of these, including any continuation, continuation-in part, division, provisional, converted provisional and continued prosecution applications, or any substitute application;

(c)	any patent issued with respect to or in the future issued from any such patent applications;

(d)
any and all extensions or restorations by existing or future extension or restoration mechanisms, including reissues, re-examinations, renewals, extensions (including any supplementary protection certificates and the like), substitutions, confirmations, registrations, revalidations, revisions and additions of the foregoing patents, patent applications, utility models, design patents and design rights; and

(e)	any foreign counterparts of the foregoing.

1.45        “Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, or other entity of any kind.

1.46        [***]

1.47        [***]

1.48       “Phase 1 Clinical Trial” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is to determine initial tolerance or safety of such Licensed Product in healthy individuals and patients, including, in the United States, a human clinical trial as described in 21 CFR 312.21(a), as amended from time to time, or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

1.49       “Phase 2 Clinical Trial” means a small scale human clinical trial of a Licensed Compound or Licensed Product on patients, in any country, including possible pharmacokinetic studies, the principle purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain information about such product’s efficacy to permit the design of further clinical trials or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable law or otherwise, including the trials referred to in US Code Title 21 CFR. §312.21(b), as amended from time to time, or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

1.50        “Phase 3 Clinical Trial” means a pivotal human clinical trial of a Licensed Compound or Licensed Product on patients, in any country, which trial is designed to:

(a)	establish the risk benefit profile of the product;

(b)	define warnings, precaution and adverse reactions that are associated with the product; and

(c)
support Marketing Authorization of such product; or a similar clinical study prescribed by the regulatory authorities, from time to time, pursuant to applicable law or otherwise, including the trials referred to in US Code Title 21 CFR. §312.21(c), as amended from time to time, or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

1.51      “Pricing Approval” means, with respect to a particular country or jurisdiction, all applicable governmental pricing and reimbursement approvals required from the relevant Regulatory Authority under applicable Laws of such country or jurisdiction to Commercialize a Licensed Product in such country or jurisdiction.

1.52        “Publication” means an article in a peer-reviewed journal or a presentation, poster, or abstract for a scientific conference.

1.53        “Quarter” or “Quarterly” means a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.54       “Regulatory Authority” means the FDA, the EMA or any supranational, national or local agency, authority, department, inspectorate, ministry official, parliament or public or statutory person of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto.

1.55       “Regulatory Exclusivity” shall mean, with respect to a Licensed Compound or Licensed Product in any country or other jurisdiction in the Territory, any exclusive right to market and sell, other than Patent Rights, conferred by a Regulatory Authority in such country or other jurisdiction after grant of Marketing Authorization of such Licensed Product in such country that prohibits a Third Party from Commercializing a Generic Product, including data exclusivity, marketing exclusivity, orphan exclusivity, pediatric exclusivity, and exclusivity as a new chemical entity (NCE) as defined by the Laws of such country or jurisdiction.

1.56         “Reversion Product(s)” means [***].

1.57        “Reversion Technology” means, [***].

1.58       “Sublicensee” shall mean a Third Party (except an Affiliate) to whom Licensee has granted a sublicense in accordance with Section 2.2, for clarity, beyond the mere right to purchase Licensed Products from Licensee and its Affiliates.

1.59       “Taxes” means any U.S. and non-U.S. federal, state, local, regional, municipal, or other tax or taxation, levy, duty, charge, withholding or other assessment of any kind (including any related fine, penalty, addition to tax, surcharge, or interest) imposed by, or payable to, a governmental authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding, and franchise taxes (whether imposed directly or through withholding, and whether or not disputed).

1.60        “Territory” shall mean all countries of the world.

1.61        “Third Party” means any entity other than a Licensee, Bayer or Licensee’s or Bayer’s Affiliates.

1.62      “Third Party Action” means, with respect to a Patent Right, a declaratory judgment action, inter partes review, opposition proceeding, appeal proceeding, interference, or other action or court proceeding challenging any such Patent Right through a legal or administrative proceeding.

1.63        “Third Party IP” means any Patent Rights that is (a) necessary to Exploit any Licensed Compound or Licensed Product in the Field in the Territory or (b) reasonably useful from a time or cost perspective for the Exploitation of any Licensed Compound or Licensed Product in the Field in the Territory, in each case (a) and (b) that is owned or controlled by a Third Party and not owned or Controlled by either Party or any of its Affiliates.

1.64        “US” means the United States of America and its territories and commonwealths, including, without limitation, the Commonwealth of Puerto Rico.

1.65        “Valid Claim” means (a) a claim of an issued and unexpired Licensed Patent Right (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like), which has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction, or (b) [***].

 Additional Definitions:  The following table identifies the location of definitions set forth in various Sections of this Agreement:

Defined Term	Section Reference
Acquired Competing Program	Section 3.3.2(b)
Alliance Manager	Section 3.1
API	Section 7.1.2
ARDS-Field	Section 3.3.1
[***]	Section 6.4.3.2
Auditor	Section 5.9.1(i)
[***]	Section 1.31
Bayer Exclusivity Period	Section 3.3.2(a)
Bayer Indemnitee	Section 10.2
Breach Notice	Section 11.3
Commercialization Wind-Down Period	Section 11.6.4(e)(i)

Competing Program	Section 3.3.2(a)
Confidential Information	Section 6.1.1
Country List	Section 9.2.2
Cure Plan	Section 11.3
Disclosing Party	Section 6.1.1
Disputed Matter	Section 12.1
Document Transfer Deficiency Notice	Section 2.3(ii)
Documentation Review Date	Section 2.3(ii)
DSUR	Section 2.3(iii)(a)
Employee Data	Section 13.3
GDPR	Section 13.1
Human Data	Section 13.4
IND Transfer Date	Section 3.4.1
Indemnified Party	Section 10.3.1
Indemnifying Party	Section 10.3.1
Losses	Section 10.1
Licensee Indemnitee	Section 10.1
New Agreement	Section 11.6.4(f)
Patent Challenge	Section 11.5
Payee	Section 5.5.1
Paying Party	Section 5.5.1
Pharmacovigilance Agreement	Section 2.3(iii)
Qualified Assignment	Section 14.4.1(c)
Receiving Party	Section 6.1.1
Regulatory Transfer Period	Section 3.4.2

Royalty Payment	Section 4.3.1
Royalty Rate	Section 4.3.1
Royalty Term	Section 4.3.2
Rules	Section 12.2
Semi-Annually	Section 3.5.1
Solvent	Section 14.4.1(c)(iii)
Term	Section 11.1
Third Party Claim	Section 10.1
Transfer Tax	Section 5.7
VAT	Section 5.4
VDR	Section 8.3
Withholding Tax	Section 5.5.1
Yearly	Section 3.5.1

2.	LICENSES, TECHNOLOGY TRANSFER

2.1          License to Licensee.  Subject to the terms and conditions of this Agreement, including, for clarity, Section 3.3.1, Bayer hereby grants to Licensee an exclusive (even as to Bayer and its Affiliates) license (with the right to grant sublicenses pursuant to Section 2.2 below) under the Licensed Technology to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.  For the avoidance of doubt, but subject to Section 3.3.2, nothing in this Section 2.1 shall limit Bayer’s and its Affiliates’ right to use or have used the Licensed Technology to Exploit any other compounds other than the Licensed Compounds and any other products other than the Licensed Products.

2.2         Sublicenses.  Subject to the terms and conditions of this Agreement, including, for clarity, Section 3.3.1, Licensee shall have the right to grant sublicenses, through multiple tiers of Sublicensees, under the licenses and rights granted in Section 2.1 above, to its Affiliates and Third Parties.  Each sublicense agreement shall be consistent with all the terms and conditions of this Agreement applicable to the Sublicensee under such sublicense agreement, including provisions at least as protective of Bayer as the provisions of this Agreement on confidentiality, indemnification, audits and (in case of an exclusive sublicense) diligence.  Licensee shall be responsible for ensuring that the performance by any of its Sublicensees hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement.  Within [***] after the effective date of a sublicense agreement that Licensee enters into with an Affiliate or a Third Party granting Development and Commercialization rights with respect to the Licensed Products, Licensee shall provide Bayer with written notice of such sublicense, which notice shall include [***].  For the avoidance of doubt, any act or omission by a Sublicensee that, if committed by Licensee, would be a breach of this Agreement, shall constitute a breach of this Agreement by Licensee.

2.3          Technology Transfer; Pharmacovigilance Agreement.  Subject to Section 7.2, which exhaustively covers the transfer of technology related to the Manufacture of the API and the Licensed Products, Bayer shall, or shall cause its Affiliates to complete the following.

(i)
Within the applicable period after the Effective Date specified in Exhibit 2.3, [***], transfer the Licensed Know-How and related materials to Licensee specified in Exhibit 2.3.  For a period of [***] after the Effective Date, [***] Bayer shall provide Licensee with such Know-How (which, for clarity, constitutes Licensed Know-How) in a manner consistent with that specified in Exhibit 2.3 for similar Licensed Know-How. Notwithstanding the foregoing, at any time following such [***] period and upon Licensee’s request, Bayer shall use reasonable efforts, [***], to provide additional documents or material that embody Licensed Know-How specifically related to the Development or Commercialization of the Licensed Compounds and Licensed Products in the Field in Bayer or any of its Affiliates’ possession and owned or Controlled by it to Licensee [***].  [***].

(ii)
Licensee will have [***] following receipt of all documents specified in [***] to review whether such documents are complete for such purpose, and if not, provide written notice (a “Document Transfer Deficiency Notice”) to Bayer thereof, including the document title and a brief description of items missing or incomplete.  Following the receipt of such notice from Licensee, Bayer shall use reasonable efforts to [***] provide the applicable documents to Licensee (in any event within [***]).  If Licensee does not provide a Document Transfer Deficiency Notice to Bayer, the documents will be deemed acceptable upon the conclusion of such [***] period (such date or the date on which Bayer provides to Licensee all documents set forth in a Document Transfer Deficiency Notice, the “Documentation Review Date”).  [***].

(iii)	Within [***] after the Effective Date, the Parties will negotiate in good faith and execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) covering:

 [***]

 [***]

(iv)
Bayer will use reasonable efforts to respond [***], and in any event within [***], to Licensee’s reasonable requests during Bayer’s normal business hours for Bayer to provide to Licensee, for a period of [***] following the Effective Date [***],  technology transfer and enablement assistance (via virtual meetings with pre-aligned agendas and answering questions by email) related to the Licensed Know-How (excluding Manufacturing Know-How which is exhaustively covered by Section 7.2) as is reasonably necessary to carry out the activities specified in this Section 2.3 (i) and (ii); [***].

2.4          [***]

2.5          [***]

2.6          [***]

2.7          No Further Rights.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be granted or created by implication, estoppel or otherwise.

3.	ALLIANCE MANAGERS / DEVELOPMENT / DILIGENCE

3.1         Alliance Managers.  As soon as practicable after the Effective Date, but no later than [***] after the Effective Date, each Party shall nominate a representative to act as its alliance manager for the cooperation under this Agreement (the “Alliance Manager”).  The Alliance Managers shall serve as the key contact point between the Parties and, without limiting the dispute resolution process according to Section 12.1, attempt to resolve any conflicts.  A Party may replace its Alliance Manager at any time by providing written notice to the other Party.

3.2          Diligence; Control.

3.2.1
Licensee shall use Commercially Reasonable Efforts to Develop, obtain and maintain Marketing Authorization, and, following receipt of Marketing Authorization, Commercialize [***].  Licensee shall have the sole responsibility, at its sole cost, for the Development, Commercialization and, subject to Section 7.2, Manufacture of the Licensed Compounds and Licensed Products.  All INDs and all NDAs will be submitted in the name of a Licensee Party, and all Marketing Authorizations will be held and owned by a Licensee Party.  Failure by Licensee to use Commercially Reasonable Efforts as described in this Section 3.2.1 will constitute a breach of material obligation and, for clarity Section 11.3 applies.

3.2.2
As soon as Licensee anticipates to suspend the Development of Licensed Products for a period of at least [***], Licensee will notify Bayer in writing [***].  Bayer shall then have the right to request a meeting (either via telephone, video or in-person) which shall take place no later than [***] after such meeting has been requested, and Licensee shall make available for such meeting such employees and representatives with appropriate expertise and knowledge regarding the Development activities.  Such meeting shall be set-up by the Alliance Managers of the Parties [***].

3.3          Exclusivity.

 [***]

 [***]

3.4          IND Assignment; Regulatory Responsibility.

3.4.1
No later than [***] following the Documentation Review Date, [***], Bayer shall initiate to assign, on behalf of itself and its Affiliates, and shall cause its Affiliates to assign, to Licensee all of its and its Affiliates’ rights, title and interest in and to the IND having the number [***].  The Parties shall cooperate in executing such assignment, with the effective date of assignment to occur on a date mutually agreed by the Parties (the “IND Transfer Date”).

3.4.2
For the period beginning on the Effective Date and ending on the IND Transfer Date (the “Regulatory Transfer Period”), Bayer shall continue to maintain regulatory filings for the Licensed Compound at Licensee’s direction. [***]; provided that Bayer shall not be required to take any action on behalf of Licensee that is not in compliance with applicable Laws, or otherwise not in compliance with Bayer’s internal policies and standards.

3.4.3
In the event of failure to obtain the assignment contemplated under Section 3.4.1, Bayer, on behalf of itself and its Affiliates, hereby grants to Licensee, its Affiliates and its Sublicensees (without any further action required on the part of Bayer and its Affiliates, whose authorization to file this consent with any Regulatory Authority of the Territory is hereby granted effective as of the Effective Date), an authorization to copy, access, reference, and otherwise use (at no cost to Licensee), the IND application and filing referenced in Section 3.4.1 made by or on behalf of Bayer or any of its Affiliates with or to the FDA [***].  Bayer shall provide to Licensee a signed statement to the effect of the foregoing and, solely if required by the FDA, shall take such actions as may be reasonably requested by Licensee to give effect to the intent of this Section 3.4.3.

3.4.4
Subject to Section 3.4.2, Section 2.3(ii) and the terms of the Pharmacovigilance Agreement, as between the Parties, Licensee shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and Manufacturing of the Licensed Compounds and the Licensed Products in the Field in the Territory.  [***].

3.5          Reports; Discussion of the Reports.

3.5.1	Reports. Licensee shall keep Bayer informed by providing to the Alliance Manager of Bayer [***].

3.5.2
Discussion of the Reports.  If requested in writing by the Alliance Manager of Bayer upon the receipt of any report delivered by Licensee pursuant to Section 3.5.1, and upon reasonable advance notice, Licensee shall make available to Bayer representatives of Licensee with the appropriate expertise and knowledge of the activities undertaken to perform the Development and/or Commercialization to answer reasonable questions posed by Bayer [***] (either via telephone, video or in-person) per such report, such meeting to be held upon request by Bayer and be set-up by the Alliance Managers of the Parties; for clarity, the aforementioned representatives of Licensee shall participate in such meeting.  [***].

3.6        Records.  During the Term (or such longer period of time as may be required by Laws), Licensee shall prepare and maintain complete and accurate records regarding the Development and Commercialization activities conducted by it hereunder with respect the Licensed Compounds and Licensed Products by or on behalf of Licensee Parties.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development and Commercialization activities. [***].

3.7          Compliance with Laws.  In respect of any Development or Commercialization activities to be performed by Licensee, Licensee agrees to perform its obligations in compliance with Laws.

4.	CONSIDERATION

4.1         Upfront Payment.  Subject to the terms and conditions of this Agreement, in partial consideration of the rights granted to it by Bayer under this Agreement, Licensee shall pay to Bayer an upfront payment of thirteen million US Dollars (US$13,000,000) [***].  Such upfront payment will be unconditional and non-refundable, and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever, whether provided for in this Agreement or not.

4.2          Milestone Payments.

4.2.1
Subject to the remainder of this Section 4.2, in partial consideration of the rights granted to it by Bayer under this Agreement, upon the first (1st) achievement of the corresponding development or regulatory milestone event by a Licensed Product or sales milestones event for all Licensed Products by all Licensee Parties, Licensee shall make the following one-time payments to Bayer:

	Milestone	Amount
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]

4.2.2
Licensee shall provide written notice to Bayer (a) of any occurrence of any of the development or regulatory milestone events set forth above (1-6) no later than [***] after the occurrence of the relevant milestone event has been achieved and (b) of any occurrence of any of the sales milestone events set forth above (7-10) no later than [***] after the end of the applicable [***] in which the relevant milestone event has been achieved, in each case (a) and (b) in accordance with Section 4.2.1.  Following such notice, Bayer shall (i) in the case of a development or regulatory milestone event, [***] and (ii) in the case of a sales milestone even, [***], issue an invoice for the corresponding milestone payment, and Licensee shall pay to Bayer the invoiced milestone payment, in accordance with Section 5.1.

4.2.3
All of the foregoing milestone payments will be paid to Bayer by Licensee only one-time irrespective of how many Licensed Products achieve a milestone event and no milestone payments will be payable to Bayer under this Agreement for Indications subsequent to the second Indication.

4.3          Royalty Payments.

4.3.1
Royalty Rate.  Subject to the remainder of this Section 4.3, in partial consideration of the rights granted to it by Bayer under this Agreement, on a Licensed Product-by-Licensed Product basis, Licensee shall pay to Bayer royalty payments on the Annual Net Sales of such Licensed Product sold in the Territory by or on behalf of the Licensee Parties during the Royalty Term for such Licensed Product (“Royalty Payments”) at the applicable royalty rate set forth below (each, a “Royalty Rate”).

Portion of Annual Net Sales of a Licensed Product	Royalty Rate
[***]	[***]
[***]	[***]

4.3.2
Royalty Term.   Royalties Payments shall be paid on Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country in the Territory by or on behalf of Licensee or its Affiliates or Sublicensees until the later of (a) the expiration of the last to expire Valid Claim of a Licensed Patent Right in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country, and (c) [***] after the date of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).  For the avoidance of doubt, (i) the Net Sales value shall be reset on an Annual basis, and (ii) from and after the expiration of the Royalty Term for a Licensed Product in a country, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds set forth in the table of Section 4.2.1.

4.3.3	Royalty Reductions.

(a)
Generic Entry.  Subject to Section 4.3.3(d), if, on a country-by-country and Licensed Product-by-Licensed Product basis, a Third Party that is not a Licensee Party receives Marketing Authorization for and commences commercial sale of a Generic Product, the applicable Royalty Rates for such Licensed Product in such country shall be reduced by [***] beginning with the first [***] in which Net Sales of such Licensed Product in such country shall have for the first time decreased by [***] compared to the Net Sales of such Licensed Product in such country in the immediately preceding [***].

(b)
Patent Expiry.  Subject to Section 4.3.3(d), if the Royalty Term for a particular Licensed Product in a country extends beyond the time period set forth in Section 4.3.2(a), then the applicable Royalty Rates shall be reduced by [***] for such Licensed Product in such country during the portion of the Royalty Term that extends beyond the time period set forth in Section 4.3.2(a).

(c)
Third Party Licenses.  Subject to Section 4.3.3(d), if Licensee or its Affiliate or Sublicensee enters into an agreement with a Third Party in order to obtain a license or other right under any Third Party IP with respect to a Licensed Product in one or more countries in the Territory, Licensee or such Affiliate or Sublicensee shall be entitled to deduct from any Royalty Payments with respect to such Licensed Product in such country(ies) [***] of all amounts paid to such Third Party pursuant to the terms of such agreement, in each case to the extent reasonably allocable to such rights in such country.

(d)
Royalty Floor.  Notwithstanding anything to the contrary in the foregoing Sections 4.3.3(a) through (c), with respect to any Licensed Product in any [***], the operation of Sections 4.3.3(a) through (c) above, individually or in combination, shall not reduce by more than [***] the Royalty Payments that would otherwise have been due under Section 4.3.1 with respect to Net Sales of such Licensed Product in the applicable country(ies) during such [***].  Licensee shall have the right to carry forward on a country-by-country basis for a total of [***] any amounts that it was not able to credit on account of the royalty floor set forth in this Section 4.3.3(d) towards any Royalty Payments owed to Bayer in each such [***].

4.3.4
Royalty Reports.  Starting from the date of First Commercial Sale of any Licensed Product in any country, Licensee shall submit within [***] after the end of each [***] a Microsoft Excel file showing: [***].  All amounts payable to Bayer pursuant to Section 4.3.1 will be paid within [***] after Licensee’s receipt from Bayer of an invoice for such payment by wire transfer to the account specified in Section 5.1.

Even if there were no sales, Licensee shall provide a report indicating that no royalties are due.

5.	PAYMENTS

5.1          Payment Date; Invoicing.  Except as otherwise set forth in Section 4.1 and Section 4.3.4, all payments due hereunder by Licensee shall be made within [***] after Licensee’s receipt from Bayer of an invoice for such payment by wire transfer to the following bank account or to such other bank account specified in writing in such invoice by Bayer to Licensee:

 [***]

provided that all payments shall include a reference to this Agreement and its Parties.

Each invoice for payments shall be sent to Invoices@Roivant.com or to such other address as Licensee shall have last furnished in writing to Bayer at least [***] in advance.

5.2         Payments; Interest.  Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day.  All payments not made by the due date set out in this Agreement shall be subject to late payment interest at [***] (or the maximum applicable legal rate of interest permitted by Law if lower).  Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the due date (inclusive) until the date of payment (exclusive).  If the prime rate is below zero, this rate will be deemed to be zero.  The payment of such interest shall not limit Bayer from exercising any other rights it may have as a consequence of the lateness of any payment.

5.3         Currency.  All payments under this Agreement will be made in US dollars.  With respect to conversion of Net Sales in any currency other than US dollars to US dollars, the applicable Licensee Party shall convert the currency to US dollars using its then-current internal foreign currency translation method actually used on a consistent basis in preparing its financial statements, which shall be continuously audited and confirmed as being in compliance with accepted accounting standards (IFRS or US-GAAP, as applicable) by an independent certified public accountant.

5.4         VAT.  All agreed consideration is exclusive of Value Added Tax (“VAT”). Subject to an assignment of this Agreement, as of the Effective Date, the Parties do not expect VAT to apply. If VAT is applicable, it shall be invoiced additionally, according to the applicable VAT law, by and paid to Bayer if Bayer is obliged to transfer such VAT to the respective tax authority. Bayer shall issue correct invoices in accordance with the applicable VAT-law.

5.5          Withholding Tax.

5.5.1
Any Party required to make a payment pursuant to this Agreement (hereinafter “Paying Party”) to the other Party (hereinafter “Payee”) shall be entitled to deduct and withhold from the amount payable the tax for which Paying Party is or may be held liable on behalf or for the account of Payee or in relation to taxes of Payee under any provisions of law (“Withholding Tax”).

5.5.2
The Licensee herewith confirms that the licensed intellectual property is not allocated to a permanent establishment of the Licensee in Germany.  The licensee will inform Payee in case the licensed intellectual property will be allocated to a permanent establishment of the licensee in Germany in the future.

5.5.3
If the tax rate for the Withholding Tax is actually reduced according to an applicable double taxation treaty or local law, no deduction shall be made or any deductions shall only be made at a reduced amount, as the case may be, only if Paying Party is timely furnished with the necessary documents by Payee (and, if required by the relevant jurisdiction, issued from the competent tax authority) which certify that the payment is exempt from tax or subject to a reduced tax rate.

5.5.4
The Paying Party shall use commercially reasonable efforts to notify Payee reasonably in advance of any payment with respect to which it takes the view that the requirements for a deduction and withholding are satisfied and it intends to make such deduction of Withholding Tax.

5.5.5
If a Withholding Tax deduction is required by Laws, Paying Party and Payee shall cooperate in good faith (i) to comply with all procedures in order to achieve an exemption / release from such deduction and withholding and (ii) to resolve any disagreement as to the Laws (if any).  Any withheld Withholding Tax shall be treated as having been paid by Paying Party to Payee for all purposes of this Agreement.  Paying Party shall timely forward the receipts certifying the payments of Withholding Tax to Payee.  Any Withholding Taxes due to the assignment of this Agreement that would not have applied without such assignment shall be borne by the assigning Party unless the other Party has requested this assignment or approved the assignment (and the assigning Party has not otherwise agreed to compensate the non-assigning Party for such Withholding Taxes).

5.6          Taxes on Income.  Each Party will be solely responsible for the payment of all Taxes imposed on its income arising directly or indirectly as a result of the transactions contemplated by this Agreement.

5.7          Transfer Tax.  Each Party will be solely responsible for the payment of any transfer, stamp, sales, use, or similar taxes or obligations (“Transfer Tax”) that will be assessed and legally owed by the respective Party against the respective tax authorities.

5.8         Records of Revenues and Expenses.  Licensee shall retain, and shall procure that all Licensee Parties retain, true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by Licensee to Bayer pursuant to the Agreement.  Such books and records shall be kept for [***] following the [***] period to which they retain, or such longer period of time as may be required by Law.

5.9          Audit.

5.9.1
To validate Licensee’s compliance with the Agreement in connection with its financial obligations under this Agreement, Bayer may, during the course of this Agreement and for [***] after termination of this Agreement, appoint an auditor, [***], to carry out an audit of Licensee’s practices, procedures and records from time to time.  Licensee shall cause any Sublicensee to allow Bayer to carry out an audit directly of such Sublicensee in accordance with this Section 5.9. Audits may be undertaken solely subject to the following conditions.

(i)	Any such audits shall be undertaken by an independent certified public accountant, [***] (the “Auditor”).

(ii)	Any such audits shall be permitted to be conducted [***].

(iii)
The Licensee Party will nominate a representative, familiar with all aspects of the Licensee Party’s compliance with the Agreement in connection with the financial obligations of this Agreement to assist the auditor.  The representative will provide prompt and reasonable access to all records and other information, as reasonably requested by the Auditor to assess Licensee’s compliance with the Agreement in connection with its financial obligations under this Agreement.

(iv)	The Auditor will enter a confidentiality agreement [***] governing the use and disclosure of such audited Licensee Party’s information disclosed to the Auditor, [***].

(v)
If an audit reveals that Licensee has underpaid royalties due, Bayer shall invoice Licensee for the underpaid amount; if the audit reveals that Licensee has overpaid royalties due, Bayer shall credit Licensee for the overpaid amount.  For the avoidance of doubt, late payment interest shall be due on any underpaid amounts, calculated in accordance with Section 5.2.

(vi)	[***]

5.9.2	Any disputes with respect to the findings of such auditor [***].

6.	CONFIDENTIALITY; PUBLICATIONS, AND OTHER PUBLIC DISCLOSURES

6.1          Definition.

6.1.1
As used herein, a Party’s “Confidential Information” means all confidential or proprietary Know-How and other information and materials related to the Licensed Compound or Licensed Products and disclosed under this Agreement by or on behalf of such Party or its Affiliates (such Party together with its Affiliates the “Disclosing Party”) to the other Party or its Affiliates (such Party together with its Affiliates, the “Receiving Party”) in written, graphical, physical, electronic, oral or any other form.  For the avoidance of doubt: Bayer’s Confidential Information includes the Licensed Know-How and any unpublished Licensed Patent Right.

6.1.2
Further, the terms and conditions of this Agreement shall be deemed both Parties’ Confidential Information hereunder and, with regard thereto, both Parties shall be subject to the obligations of confidentiality and non-use as per this Section 6.

6.1.3	Confidential Information does not include information which the Receiving Party can prove:

(a)
is at the time of disclosure part of the public domain or becomes thereafter part of the public domain other than by an unauthorized disclosure of the Receiving Party in breach of this Agreement; for the sake of clarity, information shall not be deemed to be in, or have come into, the public domain merely because any part of such information is embodied in general information which is or becomes publicly known or because individual features, components or combinations thereof are or become publicly known;

(b)
has been obtained by the Receiving Party from a Third Party prior to or after its disclosure by the Disclosing Party, as documented by the Receiving Party’s business records; provided that such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party under an obligation of confidentiality; or

(c)
was developed by or on behalf of the Receiving Party independently of the Confidential Information provided by the Disclosing Party, as documented by the Receiving Party’s business records, and without breach of the terms of this Agreement.

Notwithstanding any provision to the contrary set forth in this Agreement, during the Term, all Licensed Know-How and unpublished Licensed Patent Rights, in each case, that is specific or directly related to the Licensed Compounds or the Licensed Products will be Confidential Information of both Parties and, for clarity, all other Licensed Know-How and unpublished Licensed Patent Rights will be Confidential Information of Bayer solely; provided that Bayer shall not be restricted in disclosing Licensed Know-How to any Third Party licensee in a country of the Territory in which the exclusive license granted to Licensee hereunder has expired or become non-exclusive, provided that such Third Party licensee is bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth in this Agreement.

6.2          Protection of Disclosing Party’s Confidential Information; Public Disclosure

6.2.1
Obligation of Confidentiality and Non-Use.  Each Party agrees, with regard to Confidential Information received from the Disclosing Party, that during the Term and for a period of [***] thereafter it shall:

(i)	keep such Confidential Information strictly confidential and reasonably protected against disclosure;

(ii)	not use the Confidential Information, for any purposes other than those expressly permitted under this Agreement; and

(iii)	not disclose Confidential Information to any person or entity other than as permitted by Section 6.2.3 and Section 6.4.

6.2.2
In case of concern relating to the other Party’s technical and organizational measures for the protection of Confidential Information (including suspicion of, or actual, loss or leakage of the requesting Party’s Confidential Information), a Party shall have the right upon [***] prior notice and during regular business hours of the other Party to :

(i)	request the disclosure of such other Party’s self-reported information for the requesting Party’s review; and

(ii)
have calls/video meetings with the other Party’s relevant personnel that such other Party makes available to respond to the requesting Party’s questions, provided that such right may not be exercised in a manner that interferes with the normal operations and activities of such other Party’s personnel.

6.2.3	Exceptions from the Obligation of Confidentiality and Non-Use. A Receiving Party may disclose Confidential Information disclosed to it as follows:

(i)
Confidential Information may be disclosed to the following persons and entities if such have a need to know and are bound by an obligation (contractual, fiduciary or otherwise) of confidentiality, non-use and non-disclosure at least as restrictive as set forth herein: (a) the Receiving Party’s and its Affiliates’ officers, directors and employees; (b) any Third Party to the extent reasonably necessary or appropriate to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement, including, solely in the case of Licensee as the Receiving Party, to subcontractors and Sublicensees; and (c) bona fide actual or prospective: investors, investment bankers, lenders, other financing sources for the purpose of Licensee’s financing, merger partners, acquirers of a Party or substantially all of its assets referring to the Licensed Compound and all Licensed Products; provided that, in each case (a) – (c), the Receiving Party shall remain responsible for any failure by any person who receives Confidential Information pursuant to this Section 6.2.3(i)

(ii)
Confidential Information may be disclosed (a) in the case of either Party as the Receiving Party, to Governmental Authorities in order to obtain, maintain or defend Patent Rights as permitted under Section 9 and (b) solely in the case of Licensee as the Receiving Party, to Regulatory Authorities or other governmental authorities to seek and obtain approval to conduct clinical trials, file, obtain and maintain Marketing Approval or Pricing Approval with respect to a Licensed Product and to otherwise Exploit the Licensed Compounds and Licensed Products, provided, however, that Licensee shall be obliged to take reasonably diligent efforts to adequately protect Bayer’s Confidential Information in any clinical trial applications and any other submission to Regulatory Authorities or other governmental authorities.

(iii)
Confidential Information may be disclosed if and only to the extent such disclosure is required by Laws (for clarity, including (a) as required pursuant to a validly issued request for information from a Regulatory Authority and (b) as required pursuant to the rules and regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange of listing entity); provided that and without limiting clause (ii) above, [***], but in any case, if reasonably possible, not later than [***] prior to any such disclosure, to the extent permitted by Laws, the Receiving Party shall notify the Disclosing Party and give reasonable opportunity to review and comment on the proposed disclosure and/or seek a protective order or other appropriate remedy and the Receiving Party shall consider in good faith any comments timely provided by the Disclosing Party.  To the fullest extent permitted by Laws, the Receiving Party shall seek confidential treatment of any Confidential Information disclosed to it under this Section 6.2.3(iii).

6.3         Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this Section 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement(s) between the Parties (and/or their Affiliates) dealing with the subject matter of this Agreement, including the Confidentiality Agreement.  Any confidential information disclosed under such Confidentiality Agreement and dealing with the subject of this Agreement shall be deemed disclosed under this Agreement.

6.4          Publications, Press Releases, and Other Public Disclosure.  Notwithstanding any provision to the contrary set forth in this Agreement:

6.4.1
Except as otherwise required by Laws, neither Party shall issue a press release or make any other public disclosure concerning the terms and conditions of this Agreement (including the Effective Date and maximum financial obligations) without the prior written approval of such press release or public disclosure by the other Party, which shall not be unreasonably withheld, conditioned or delayed.

6.4.2	For any press release or public disclosure concerning the terms and conditions of this Agreement, the following shall apply.

(i)
Each Party shall submit the content proposed for inclusion in any such press release or other public disclosure to the other Party for review and comment no less than [***] prior to the anticipated date of publication.  The Parties shall cooperate in good faith to address any comments, concerns or objections within such period.  After the applicable content in such press release or other public disclosure has been approved by the reviewing Party, it shall not be modified, altered, amended or adjusted in any material way by the publishing Party.  The contents of any press release or other public disclosure that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval by the original reviewing Party.

(ii)
The principles to be observed by Bayer and Licensee in such press releases and other public disclosures with respect to this Agreement shall be: accuracy, compliance with Laws, and the requirements of confidentiality under this Section 6.  Notwithstanding the foregoing, either Party may issue a press releases or other public disclosure as it determines, based on advice of counsel, are reasonably necessary to comply with Laws or for appropriate market disclosure in accordance with the terms of Section 6.2.3(iii).

6.4.3	Public disclosure regarding data, information or results related to the Licensed Compounds or the Licensed Products.

6.4.3.1
By Licensee.  Subject to Section 6.4.3.2 and Section 6.4.4, Licensee shall have the exclusive right to, at its sole discretion and without Bayer’s written consent, publicly disclose (including through a public announcement, press release, or Publication) any data, information or results related to the Licensed Compounds or the Licensed Products; provided that, for any Publication,, Licensee allows Bayer to review and comment in accordance with Section 6.4.3.3.

6.4.3.2
By Bayer.  Bayer shall have the right, but not the obligation, to make Publications on the Development work completed by Bayer prior to the Effective Date; [***], and subject to the procedure and the Parties’ compliance with Section 6.4.3.3; provided, further, that for any such Publication related to [***], Bayer shall also share a preliminary draft with Licensee as far in advance of Bayer’s intended submission as reasonably practicable, and the Parties shall cooperate in good faith to address any comments, concerns or objections of Licensee on the draft.

6.4.3.3
Good faith cooperation. Each Party shall send the other Party any planned Publication for review no later than [***] before submission for publication or presentation.  The other (reviewing) Party may provide comments within [***] of its receipt of such written copy, and the Parties shall cooperate in good faith to address any comments, concerns or objections prior to submission.  The Parties will comply with International Committee of Medical Journal Editors standards regarding authorship and contributions for each such publication or presentation.

6.4.4
Clinical Trial Transparency.  Bayer shall have the right to disclose to the EU Clinical Trials Register and to publish on its internet page a summary of the results of [***] and a plain language summary in accordance with existing industry commitments as announced in the “Joint Position on the Disclosure of Clinical Trial Information via Clinical Trial Registries and Databases” by EFPIA, PhRMA, JPMA and IFPMA on January 6th 2005 and effective as of Jan 6th, 2005 (as amended from time to time), and in accordance with Bayer’s Clinical Trial Transparency Policy (https://clinicaltrials.bayer.com/transparency-policy/); provided that Bayer shall not make such disclosure prior to the earlier of [***].  At least [***] before Bayer makes a disclosure under this Section 6.4.4, Bayer shall send a final draft of the information to be published to Licensee for review to be reasonably considered by Bayer so long as such comments are in compliance with Laws, with the above-mentioned industry commitments, Bayer’s Clinical Trial Transparency Policy and the International Committee of Medical Journal Editors (ICMJE) guidelines.  If no comment by Licensee is received within [***] after Licensee having received the information to be published, Bayer shall be free to make the disclosure.

7.	MANUFACTURE AND SUPPLY

7.1          Responsibility for Manufacturing and Supply.

7.1.1
Responsibility.  Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for and bear all costs of the manufacture and supply of the Licensed Product(s) in the Field in the Territory.

7.1.2	[***]

7.2          Manufacturing Technology Transfer and Assistance.

(i)
Within the time periods specified in Exhibit 7.2, Bayer shall, [***], deliver to the Licensee the information and materials relating to the manufacturing process of the API and Licensed Product as specified in Exhibit 7.2.  During the Transfer Period as defined in Exhibit 7.2, [***], Bayer shall provide Licensee with such Know-How (which, for clarity, constitutes Licensed Know-How) in a manner consistent with that specified in Exhibit 7.2 for similar Licensed Know-How. [***].

(ii)	[***]

8.	REPRESENTATIONS AND WARRANTIES

8.1          Bayer. As of the Effective Date, Bayer represents and warrants that:

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

 [***]

8.2          Licensee.  As of the Effective Date, Licensee represents and warrants that:

 [***]

 [***]

 [***]

 [***]

8.3          [***]

8.4         Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENT RIGHTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.  WITHOUT LIMITING SECTION 10.1, BAYER SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY LICENSED PRODUCT, OR THE PRACTICE OF THE LICENSED PATENT RIGHTS; (B) THE USE OF ANY LICENSED KNOW-HOW; OR (C) THE USE OF ANY MATERIAL SUPPLIED HEREUNDER, IN EACH CASE ((A) AND (B)), BY ANY LICENSEE PARTY AFTER THE EFFECTIVE DATE.

9.	INTELLECTUAL PROPERTY

9.1          Ownership

As between the Parties, (i) Bayer shall retain all right, title and interest in and to, and shall solely own, all Licensed Technology; and (ii) Licensee shall solely own all Know-How solely generated by Licensee’s, its Affiliates’ or its Sublicensees’ employees, agents, representatives, contractors or consultants in the exercise of the rights granted to Licensee under this Agreement (together with all Patent Rights claiming such Know-How).

9.2          Patent Prosecution and Maintenance of Licensed Patent Rights A.

9.2.1
Licensed Patent Rights A.  Licensee shall be responsible for the filing, prosecution and maintenance (including by way of patent term extensions such as supplementary protection certificates, pediatric extensions, and any other extensions that are now or become available in the future, wherever applicable) of the Licensed Patent Rights A [***].  Licensee shall (a) keep Bayer reasonably and timely informed as to the filing, prosecution and maintenance of any Licensed Patent Rights A, including the status thereof, and provide to Bayer copies of all material correspondence to or from any patent office related thereto including copies of any documents from any patent office important for any action to be taken related to the filing, prosecution and maintenance; (b) provide Bayer with copies of any material communications intended for submission to any patent office, including any divisional, continuation or continuation-in-part patent application of any Licensed Patent Right A with reasonable time – [***] - to review and comment prior to such submission; (c) furnish to Bayer copies of all documents related to any filing, prosecution and maintenance of such Licensed Patent Rights A, including a copy of each patent application or other submission as filed, together with notice of its filing date and serial number; and (d) incorporate reasonable and timely comments of Bayer on documents to be filed with any patent office that would affect Bayer's rights in such Licensed Patent Rights A hereunder. Bayer shall provide prompt and reasonable assistance with respect to the preparation, filing, prosecution and/or maintenance of Licensed Patent Rights A, as requested by Licensee and at Licensee’s cost and expense, including by providing documentation and declarations that are reasonably required or useful for filing patent term extensions.

9.2.2	[***].

9.2.3	[***].

9.3          Patent Prosecution and Maintenance of Licensed Patent Right B

9.3.1      Licensed Patent Rights B.  Bayer shall be responsible, at its sole discretion subject to Section 9.3.2, for the filing, prosecution and maintenance (including by way of patent term extensions such as supplementary protection certificates, pediatric extensions, and any other extensions that are now or become available in the future, wherever applicable) of the Licensed Patent Rights B [***].  Bayer shall (a) keep Licensee reasonably and timely informed as to the filing, prosecution and maintenance of any Licensed Patent Rights B, including the status thereof, and provide to Licensee copies of all material correspondence to or from any patent office related thereto including copies of any documents from any patent office important for any action to be taken related to the filing, prosecution and maintenance; (b) provide Licensee with copies of any material communications intended for submission to any patent office, including any divisional, continuation or continuation-in-part patent application of any Licensed Patent Right B with reasonable time – [***] - to review and comment prior to such submission; (c) furnish to Licensee copies of all documents related to any filing, prosecution and maintenance of such Licensed Patent Rights B, including a copy of each patent application or other submission as filed, together with notice of its filing date and serial number; and (d) incorporate reasonable and timely comments of Licensee on documents to be filed with any patent office. Licensee shall provide prompt and reasonable assistance with respect to the preparation, filing, prosecution and/or maintenance of Licensed Patent Rights B, as requested by Bayer and at Bayer’s cost and expense, including by providing documentation and declarations that are reasonably required or useful for filing patent term extensions.

9.3.2	[***].

9.3.3	[***].

9.3.4	[***].

9.4          Patent Term Extension.  [***].

9.5          Patent Enforcement of Licensed Patent Rights.

9.5.1
Notification of Infringement.  If any Licensed Patent Right is or might be infringed by a Third Party, the Party first having knowledge thereof shall promptly notify the other Party in writing.  Such notice shall set forth the facts of the infringement in reasonable detail and to the extent known by the notifying Party.  Neither Party shall notify a Third Party of the infringement of a Licensed Patent Right without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Parties shall use reasonable efforts and cooperation to terminate the infringement of a Licensed Patent Right without litigation.

9.5.2	Enforcement of Licensed Patent Rights in the event of unexpired patent claims of Licensed Patent Rights B.

9.5.2.1	Bayer Right to Enforce. [***]

9.5.2.2	Licensee Right to Enforce. [***]

9.5.3	Enforcement of Licensed Patent Rights A in the Event of expired patent claims of Licensed Patent Right B.

9.5.3.1	Licensee Right to Enforce. [***]

9.5.3.2	Bayer Right to Enforce. [***]

9.5.4	Hatch Waxman.

9.5.4.1
Notice.  If either Party receives any application, submission or notice under Section 505(b)(3) or 505(j)(2)(B) of the FD&C Act (e.g., the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively), or otherwise becomes aware of the submission to a Regulatory Authority of an application for a product referencing a Licensed Product, it shall promptly notify the other Party in writing to that effect and provide a copy of such communication.

9.5.4.2	Enforcement.

(a)	[***]

(b)	[***]

(c)	[***]

9.5.4.3	Cooperation. [***]

9.5.5	Third Party Actions. Each Party will immediately notify the other Party in the event that a Third Party Action is brought against any of the Licensed Patent Rights by a Third Party. [***]

9.5.6	Recovery. [***]

9.5.7	Cooperation. Each Party agrees to cooperate in any action under this Section 9 which is controlled by the other Party.

9.5.8	Settlement. [***]

9.6          Infringement of Third Party Patent Rights.  If a Party becomes aware that a Third Party is asserting that a Patent Right or other intangible intellectual property right owned by it is infringed by a Licensed Compound or Licensed Product in the Field in the Territory, such Party shall promptly notify the other Party in writing setting forth the facts of such claim in reasonable detail and to the extent known by the notifying Party.  In such a case, subject to Sections 10.1 and 10.3 of this Agreement, [***].

9.7          [***]

10.	INDEMNIFICATION / LIMITATION OF LIABILITY

10.1       Bayer.  Bayer shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents (each a “Licensee Indemnitee”) from and against all liabilities, damages, expenses and losses, including reasonable attorneys' fees (collectively, “Losses”) to which any Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (“Third Party Claim”) to the extent such Losses arise out of or relate to [***].

10.2       Licensee.  Licensee shall indemnify, defend and hold harmless Bayer, its Affiliates and their directors, officers, employees and agents (each a “Bayer Indemnitee”) from and against all Losses to which a Bayer Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise out of or related to: [***].

10.3        Claims for Indemnification.

 [***]

 [***]

 [***]

 [***]

 [***]

10.3.6	[***].

10.4       Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE OR OBLIGATED TO THE OTHER PARTY IN ANY MANNER FOR ANY SPECIAL, NON-COMPENSATORY, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND, OR LOST PROFITS, LOST REVENUE OR LOST GOODWILL, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE, [***].

10.5        Insurance.  Each Party shall, during the Term, at its sole cost, obtain, carry and keep in force insurance with a reputable, solvent insurer in an amount as is appropriate in accordance with sound business practice and such Party’ obligations under this Agreement.  In lieu of the insurance coverage described in the preceding subsection, Bayer shall have the right to undertake self-insurance to cover its obligations hereunder, with financial protection comparable to that arranged by it for its own protection with regard to other products in its portfolio.

11.	TERM AND TERMINATION

11.1        Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term for such Licensed Product in such country, with this Agreement expiring in its entirety upon the expiration of the Royalty Term for the last Licensed Product under this Agreement in the last country (the “Term”).  Upon the expiration of the Royalty Term for a particular Licensed Product in a particular country, the license to Licensee in Section 2.1 with respect to such Licensed Product in such country shall be deemed fully-paid, royalty-free, perpetual, non-exclusive, and irrevocable.

11.2        Termination for Convenience.  Licensee shall have the right to terminate this Agreement in its entirety for any reason (i) upon [***] prior written notice if such notice is made before the First Commercial Sale or (ii) upon [***] prior written notice if such notice is made on or after the First Commercial Sale.

11.3        Termination for Material Breach.  Breach by Licensee or Bayer of any of its respective material obligations under this Agreement (including, for clarity, Licensee’s obligations under Section 3.2.1) shall entitle the other non-breaching Party to give such Party in breach written notice (a “Breach Notice”) requiring it to cure such breach.  If the breach is capable of being cured, but cure of such breach cannot reasonably be effected within [***] upon receipt of the Breach Notice, the breaching Party shall deliver to the non-breaching Party a plan (a “Cure Plan”) reasonably calculated to cure such breach within a reasonable timeframe, but in any event within [***] from receipt of the Breach Notice.  So long as the breaching Party is diligently carrying out such Cure Plan, the non-breaching Party shall not have the right to terminate this Agreement pursuant to this Section 11.3.  If the breaching Party fails to cure such breach within [***] or diligently carry out such Cure Plan and cure such breach within [***], as applicable, then the non-breaching Party may terminate this Agreement upon written notice to the breaching Party.  The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous breach.

11.4       Termination for Insolvency.  If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within [***] thereafter, the other Party, may immediately terminate this Agreement effective upon notice of such termination.

11.5        Termination for Patent Challenge.  If, during the Term, Licensee or one of its Affiliates or Sublicensees commences or participates in, or actively assists any other Person in bringing, any challenge to the validity, patentability or enforceability of a Valid Claim of any of the Licensed Patent Rights Covering a Licensed Compound or Licensed Product (a “Patent Challenge”), then, Bayer will have the right to terminate this Agreement in its entirety upon [***] prior written notice to Licensee unless Licensee, such Affiliate or such Sublicensee causes such Patent Challenge to be withdrawn within such [***] period following receipt of written notice from Bayer (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which Licensee or its Affiliate or Sublicensee does not have the power to unilaterally cause the Patent Challenge(s) to be withdrawn, Licensee or its Affiliate or Sublicensee withdraws as a party from such Patent Challenge(s) and ceases actively assisting any other party to such Patent Challenge(s) within such [***] period).  The foregoing sentence will not apply with respect to any Patent Challenge that is first made by Licensee or one of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by Bayer under the applicable Licensed Patent Rights at issue under such Patent Challenge.  [***].

11.6        General Effects of Termination and Expiration.

11.6.1	In case of any termination in its entirety or expiration of this Agreement, all rights and obligations of the Parties shall cease immediately, unless otherwise indicated in this Agreement.

11.6.2
Expiration or termination in its entirety of this Agreement shall not relieve the Parties of any obligation accrued prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

11.6.3
Upon termination in its entirety or expiration of this Agreement, upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy the Disclosing Party's Confidential Information, including all copies thereof, except to the extent that retention of such Confidential Information is reasonably necessary for the Receiving Party to Exploit any continuing rights it may have and/or to fulfill its obligations contemplated herein, including one copy of the Confidential Information stored in a secure place for the sole purpose of evidence.  The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its obligations under this Agreement.  The provisions of this section shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the Receiving Party according to provisions of Law.

11.6.4
Termination by Licensee under Section 11.2 or by Bayer under Section 11.3, 11.4 or 11.5.  Exept as otherwise provided in this Section 11.6.4, the following provisions shall apply if Licensee terminates this Agreement pursuant to Section 11.2 or if Bayer terminates this Agreement pursuant to Section 11.3, 11.4 or 11.5.

(a)
Licensee shall grant, and hereby does grant, to Bayer, effective as of the effective date of such termination, an exclusive, royalty-free, sublicensable, through multiple tiers of sublicensees, license under the Reversion Technology to Develop, Manufacture and Commercialize the Reversion Products in the Field in the Territory; [***].

(b)
As promptly as practicable (and in any event within [***]) after the effective date of such termination, to the extent permitted by applicable Law, Licensee shall [***]: (i) deliver to Bayer or its designee true, correct and complete copies of all regulatory submissions, filings, registrations and approvals (including NDAs and Marketing Authorizations) for any Reversion Product owned or Controlled by Licensee, any of its Affiliates or, subject to Section 11.6.4(f), Sublicensees; (ii) transfer or assign, or cause to be transferred or assigned, to Bayer or its designee (or to the extent not so assignable, take all reasonable actions to make available to Bayer or its designee the benefits of) all regulatory submissions, filings, registrations and approvals (including NDAs and Marketing Authorizations) for any Reversion Product owned or Controlled by Licensee, any of its Affiliates or, subject to Section 11.6.4(f), Sublicensees; (iii) transfer, or cause to be transferred, to Bayer or its designee all data, reports, records, written materials and information, owned or Controlled by Licensee, any of its Affiliates or, subject to Section 11.6.4(f), Sublicensees to the extent that such data, reports, records, written materials or other information solely relates to the Reversion Product and is included within the Reversion Technology licensed to Bayer under Section 11.6.4(a); and (iv) take such other actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect, evidence, register and record the transfer, assignment or other conveyance to Bayer or its designee of rights under this Section 11.6.4(b). Further, for a period of [***] after the date of such transfer, Licensee shall, or cause its Affiliates to, provide assistance to Bayer or its designee as reasonably necessary for the technical enablement of the Reversion Technology, [***].

(c)
Licensee shall, as directed by Bayer, either (i) wind-down any ongoing clinical Development activities (including clinical trials) with respect to any Reversion Product in an orderly fashion or (ii) promptly transition ongoing Development activities to Bayer or its designee, in each case ((i) and (ii)), with due regard for patient safety and in compliance with all Laws. [***].

(d)
If this Agreement is terminated prior to a First Commercial Sale of a Licensed Product, (i) Bayer (or a designee as nominated by Bayer) shall have the right, but not the obligation, to purchase from Licensee any or all usable clinical inventory of any Reversion Product in Licensee’s or its Affiliates’ possession as of the effective date of such termination, [***], and (ii) Licensee will use Commercially Reasonable Efforts to cause any terminated Sublicensee to offer to Bayer (or a designee as nominated by Bayer) for purchase any or all usable clinical inventory of any Reversion Product in such Sublicensee’s possession as of the effective date of such termination [***].

(e)	If this Agreement is terminated after to a First Commercial Sale of a Licensed Product:

(i)
in case Licensee or any of its Affiliates or Sublicensees is then selling any Licensed Products, Licensee, its Affiliates and its Sublicensees shall have the right to sell any inventory of such Licensed Products intended for Commercialization in the Territory existing as of the effective date of such termination for up to [***] after the effective date of such termination (the “Commercialization Wind-Down Period”), [***].

(ii)
Any Licensed Product sold or disposed of by Licensee, its Affiliates or its Sublicensees in the Territory during the Commercialization Wind-Down Period under Section 11.6.4(e)(i) shall be subject to all obligations by Licensee applicable to sales of Licensed Products under the Agreement, including the consideration, payment and reporting obligations under Section 4 (Consideration) and Section 5 (Payments) and all related rights by Bayer including the right to audit under Section 5.9.

(f)	Survival of Sublicenses. [***]

11.7       Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination and which by their very nature are intended to survive.  Without limiting the provisions of Section 11.6 (and any Sections referenced therein), the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: 1, 3.6 (for any period after the Term required by applicable Law), 5.8, 5.9 (for the period after the Term specified therein), 6.1, 6.2, 8.4, 9.1, 9.5.6  (solely for purposes of any recovery accrued as of the date of expiration or termination but not yet paid to the Parties per the terms of such Section 9.5.6), 10, 11.1 sentence 2, this Section 11.7, 12, and 14 of this Agreement.

12.	DISPUTE RESOLUTION

12.1       Dispute Resolution.  The Parties shall try to settle any dispute, controversy or claim that arises out of, or relates to, this Agreement or the breach, termination or validity thereof (a “Disputed Matter”) by first referring the Disputed Matter to the Parties’ Executive Sponsors who shall meet within [***] of the Disputed Matter being referred to them (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such Disputed Matter [***].  All such discussions shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  Notwithstanding the foregoing, if such Executive Sponsors cannot resolve such Disputed Matter within [***] after their first meeting for such negotiations, then, either Party may pursue the remedies set forth in Section 12.2 to 12.4.

12.2       Arbitration.  Subject to Sections 12.3 and 12.4 below, any Disputed Matter which cannot be resolved pursuant to Section 12.1, shall be finally settled under the Rules of Arbitration of the ICC (the “Rules”) in effect at the time of submission, as modified by this Section 12.2.  The arbitration will be heard and determined by a panel of three (3) arbitrators.  Each Party will appoint one (1) arbitrator and the third (3rd) arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within [***] following appointment of the second arbitrator, by the ICC.  The place of arbitration shall be New York, NY, United States and the language to be used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.  The IBA Rules on the Taking of Evidence in International Arbitration shall apply on any evidence to be taken up in the arbitration.  The arbitration award so given shall, absent manifest error, be a final and binding determination of the Disputed Matter, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 10.4 (if not invalid by Law) (Limitation of Liability).  Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

12.3      Disputes Related to Patent Rights. Without prejudice to the generality of Section 12.2, either Party may bring an action in any court or administrative agency of competent jurisdiction to resolve disputes solely pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights, and no such claim shall be subject to arbitration pursuant to Section 12.2.

12.4       Injunctive Relief.  Nothing contained in this Agreement shall deny either Party the right to seek preliminary injunctions or other interim or provisional relief from a court of competent jurisdiction in the context of a breach or threatened breach of any provision of this Agreement.

13.	DATA PRIVACY

13.1       Each Party shall perform, and shall ensure that its Affiliates and Sublicensees perform, its obligations under this Agreement in accordance with applicable data protection Laws, including the General Data Protection Regulation EU 2016/679 (“GDPR”).

13.2        Data privacy related terms shall have the meaning as defined in Art. 4 of the GDPR if not otherwise defined in this Agreement.

13.3        The Parties acknowledge that they will need to process “personal data” (within the meaning of Art.  4 of the GDPR) of the respective other Party’s employees (“Employee Data”) for the purpose of managing their contractual relationship.

13.4       In the context of this Agreement, a Party may also need to transfer Development related data (including information about health) on an individual person level to the respective other Party.  Such data (including from Clinical Trials) may qualify as “personal data” within the meaning of Art. 4 GDPR (such data qualifying as “personal data” hereinafter the “Human Data”).

13.5       Where a Party discloses Human Data to the respective other Party, the disclosing Party is responsible to ensure meeting all conditions that are legally required to allow this disclosure for purposes of this Agreement (including medical and diagnostic Development purposes).  This may include e.g., ensuring that respective data subjects have given and not withdrawn their consents, or anonymizing or de-identifying Human Data prior to disclosure (examples not exhaustive).

13.6        For the purposes of the GDPR, the Parties agree that each of Bayer and Licensee are independent controllers with respect to the personal data shared under this Agreement as set out in Sections 13.3 and 13.4.

13.7       With respect to transfer of personal data subject to the GDPR, including Employee Data and Human Data, from Bayer to Licensee, the Parties hereby enter the standard contractual clauses (module 1) published in the Commission Implementing Decision (EU) 2021/914 of 4 June 2021 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679, as attached in Exhibit 13.7.  In the event that a change in applicable data protection Laws would require a different transfer mechanism than standard contractual clauses or that the European Commission agrees on amended standard contractual clauses which require other specifications than the ones provided above, Bayer and Licensee shall cooperate in good faith to implement such an alternative prior to the effective date of the integration of the new requirements.

13.8        Each Party confirms that at time of signature of this Agreement, it is not aware of any legal requirement that hinders disclosing Human Data to the respective other Party as required to fulfill the obligations under this Agreement.

13.9        The Party disclosing Human Data to the other Party shall do so only encrypted or via secure communication channels.

13.10      The Party receiving Employee Data and Human Data from the respective other Party may only use those as required for purposes of this Agreement.

13.11      The receiving Party is responsible to meet applicable data protection Laws when using received Human Data, including the GDPR.

13.12     Where Human Data are anonymized, pseudonomized or de-identified, the receiving Party shall refrain from any attempt to identify the data subject of the Human Data.  This includes that Human Data shall not be supplemented or combined with any information which de-facto allows for a re-identification.

13.13      The receiving Party shall implement appropriate technical and organizational measures to protect the Human Data against accidental or unlawful destruction or loss, alteration, unauthorized disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected.  This includes restricting access to Human Data to a need-to-know level.

13.14     Each Party shall provide the other with such assistance as may be reasonably requested to ensure that each Party complies with their obligations under applicable data protection Laws.  For clarity, such assistance may include cooperating in response to requests from data subjects or supervisory authorities, cooperating in connection with the conduct of data protection impact assessments, and the provision of information to data subjects relating to the personal data processing.

13.15     Each Party shall notify the other without undue delay in the event that it becomes aware of a breach of applicable data protection Laws in the context of activities related to this Agreement or of a change in applicable data protection Laws that is likely to have a material adverse effect on any Party's compliance with this Section 13.

14.	MISCELLANEOUS

14.1        Interpretation.

14.1.1
The headings of sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.1.2	All references in this Agreement to the singular shall include the plural where applicable.

14.1.3	The use of any gender is applicable to all genders.

14.1.4
Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.

14.1.5	Any list or examples following the word “including” shall be interpreted without prejudice to the generality of the preceding words.

14.1.6	The word “will” will be construed to have the same meaning and effect as the word “shall.

14.1.7	The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are or intended to be mutually exclusive.

14.1.8	The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision.

14.1.9	All references to days or years in this Agreement shall mean calendar days or calendar years, as the case may be, unless otherwise specified.

14.1.10	References herein to any law or regulation are to such law or regulation as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time.

14.1.11
This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

14.2       Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without giving effect to any choice or conflict of law provisions.

14.3       Independent Contractors.  Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or the relationship of principal and agent or employer and employee between the Parties.  Neither Party shall enter into or have authority to enter into any engagement or make any representation, warranty or guarantee, express or implied, on behalf of the other Party or otherwise bind or oblige the other Party hereto.  Each Party agrees to perform under this Agreement solely as independent contractor.

14.4        Assignment.

14.4.1
Subject to Sections (a)-(e) below, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof.

(a)
No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.  Any attempted assignment by Bayer or Licensee in violation of this Section 14.4.1 shall be null and void and of no legal effect.

(b)
Notwithstanding clause (a) above, either Party, upon providing written notice to the other Party, may without the consent of such other Party, assign or otherwise transfer this Agreement or any right or obligation hereunder to one or more of its Affiliates, and so long as the assigning Party is not relieved of any liability accrued hereunder prior to such assignment hereunder.

(c)
Notwithstanding clause (a) above, each Party (or its permitted successive assignees or transferees hereunder), upon providing the other Party prior written notice, may without the consent of the other Party, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such Party related to the subject matter of this Agreement, so long as the assigning Party is not relieved of any obligation accrued hereunder prior to such assignment and such assignment is a Qualified Assignment.

  For the purposes of this Agreement, a “Qualified Assignment” means any transaction that:

(i)	is made in compliance with Laws, including securities, tax and corporation laws;

(ii)	includes the assignee’s written acknowledgement of and agreement to all of the assigning Party’s obligations under the Agreement;

(iii)	is made to an assignee that is, and will be after giving effect to the relevant assignment, Solvent;

For purposes of this Section 14.4.1, “Solvent” means, with respect to any person as on any date of determination, that as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital (taking into account such Person’s obligations hereunder).  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability.  In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.

(iv)
is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person;

(v)	is not a voidable fraudulent conveyance;

(vi)	is made to an assignee that is at the time of such assignment not debarred under 21 U.S.C. §30 or under investigation or threatened to be debarred under 21 U.S.C. §30; and

(vii)	will not cause a material increase in taxes, costs or expenses to the non-assigning Party (unless the assigning Party or the assignee has agreed to compensate the non-assigning Party for the same).

(d)
Notwithstanding clause (a) above, each Party may at any time assign its rights, interests and obligations provided for hereunder to any Person by merger or with the prior written consent of the other Party.

(e)
Notwithstanding clause (a) above, Bayer may assign its right to receive payments hereunder, in whole or in part and in their entirety or in portions, to a Third Party, without the written consent of Licensee, provided that Bayer shall provide reasonable (and at least [***]) prior written notice to Licensee before entering into any such transaction.  Without limiting Bayer’s notice obligation under the foregoing sentence, in the event Bayer closes any transaction effectuating any such assignment of such rights, Bayer agrees to further notify Licensee promptly after such assignment of the name and address of the assignee and the name, address, telephone number and email address, if any, of the individual employee of the assignee who shall be the initial contact person with respect to such payment obligations under this Agreement.

14.4.2
Notwithstanding anything to the contrary in Section 14.4.1 or elsewhere in this Agreement, Licensee may grant or permit any encumbrance on or assignment of all or part of its rights under this Agreement to any Person in connection with a financing for Licensee from time to time.

14.5        Compliance with Laws.  Each Party shall perform, and shall ensure that its Affiliates perform, such Party’s obligations under this Agreement in accordance with Laws.

14.6       Notices.  Any notice required or permitted to be given under this Agreement by one Party to the other shall be in writing and delivered by facsimile or via a nationally-recognized overnight courier service with acknowledgement of receipt, and, in each case, addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee:

If to Licensee:	Pulmovant, Inc. [***]

With a copy to (which shall not constitute notice):	legalnotices@roivant.com

If to Bayer:	Bayer AG [***]

With a copy to (which shall not constitute notice):	Bayer AG [***]

This Section 14.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.7       Force Majeure.  Neither Party shall be responsible or liable to the other Party for any failure to perform any of its obligations hereunder, if such failure results from circumstances beyond the control of such Party, including requisition by any governmental authority, wars, strikes, lockouts, riots, epidemic, pandemic, disease, an act of God, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or supplies, or any other circumstances similar to the above causes and whether or not foreseeable .  Either Party affected by the force majeure event shall use reasonable efforts to avoid or remove any such cause and shall resume performance under this Agreement as soon as feasible whenever such cause is removed; provided that the foregoing shall not be construed to require such Party to settle any dispute with any Third Party, to commence, continue or settle any litigation, or to incur any unusual or extraordinary expenses.  The Party affected by the force majeure event shall upon its occurrence promptly give written notice to the other Party specifying the nature of the event and its anticipated duration.

14.8        Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.

14.9       Severability.  If any provision of this Agreement shall be found to be invalid or otherwise unenforceable in whole or in part, the validity or enforceability of the remainder of this Agreement shall not be affected.  Furthermore, the Parties agree that the invalid portion of an unenforceable provision or part thereof shall be superseded by an adequate provision that, to the legally permitted extent, comes closest to what the Parties would have desired at the time of conclusion of this Agreement had they considered the issue concerned.

14.10      Waiver.  Any term or condition of this Agreement may be waived only by a written instrument executed by the Party waiving the benefit of a right hereunder.  The waiver by a Party of any right hereunder shall not be deemed a continuing waiver of such right or of another right hereunder, whether of a similar nature or otherwise.

14.11     Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.12      Amendments.  This Agreement (including the attached exhibit(s)) shall not be amended or otherwise modified without a written document signed by the duly authorized representative(s) of each Party.

14.13      Entire Agreement.  This Agreement (including the attached exhibit(s)) contains the entire understanding of the Parties with respect to the subject matter hereof.  All other express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made, including the Confidentiality Agreement, are expressly superseded by this Agreement.

14.14     Priorities.  In the event of any ambiguity, doubt or conflict emerging herein, the terms and conditions of this Agreement shall take precedence over the terms and conditions of any exhibit, unless the latter makes an explicit reference to the provision of this Agreement that shall be amended.

14.15      Use of Name.  Neither Party shall use the name or trademarks of the other Party, without the prior written consent of such other Party, except in connection with the disclosure of the existence of this Agreement.  Notwithstanding the foregoing, each Party and its Affiliates may disclose on its website and the promotional materials therein that the other Party is a partner (licensee or licensor, as applicable) of such Party for the Licensed Compounds or Licensed Products and may use the other Party’s name in conjunction with such disclosure.

14.16      Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement

14.17      Expenses.   [***]

14.18      Performance by Affiliates.  Licensee may discharge any obligations and exercise any right hereunder through any of its Affiliates.

14.19     No Third Party Beneficiaries.  Except as expressly set forth in this Agreement, there are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

14.20     Counterparts; Electronic Signatures and Electronic Delivery.  This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.  Each Party may execute this Agreement by facsimile transmission or as scanned executed documents sent by electronic mail or by electronic signature, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures.

[signature page to follow]

IN WITNESS WHEREOF, Bayer and Licensee have caused this Agreement to be executed and entered into by their respective duly authorized representatives as of the dates specified below.

Bayer Aktiengesellschaft			Pulmovant, Inc.

Date:			Date:

By:	ppa.	[***]	By:	[***]

Print Name:	[***]	Print Name:	[***]

Title:	[***]	Title:	[***]

Date:

By:	i.V.	[***]

Print Name:	[***]

Title:	[***]